EXHIBIT 99.1

FreightCar America, Inc. Reports Third Quarter 2016 Results

Highlights

  Revenues of $113.5 million on deliveries of 1,214 units
  Net income of $0.1 million, or $0.00 per diluted share
  Pretax restructuring charges of $1.5 million recorded in the quarter
  Orders for 620 railcars received during the quarter
  Diversified backlog totaling 5,613 railcars valued at $557 million

CHICAGO, Oct. 31, 2016 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ:RAIL) today reported results for the third quarter ended September 30, 2016, with net income of $0.1 million, or $0.00 per diluted share, compared to net income of $14.8 million, or $1.20 per diluted share, in the same period last year.  Third quarter 2015 results included a pre-tax gain of $4.6 million, or $0.24 per diluted share on an after-tax basis, related to the sale of the railcar repair and maintenance services business.

“We are focused on making continued improvements in our production processes and reducing our overhead costs.  We are encouraged with the progress of the production improvements initiated in the third quarter and their contribution to the bottom line improvement from last quarter,” said Joe McNeely, President and Chief Executive Officer. “We remain on track with our cost reduction efforts, which we continue to believe will improve pre-tax operating results by $5 million when fully implemented by the middle of next year.”

Mr. McNeely concluded, “Looking forward, we now expect to deliver between 5,400 and 5,700 railcars for the full year 2016.  We anticipate that deliveries in 2017 will include deliveries of a significant portion of the existing backlog along with certain new car orders, which cannot be estimated at this point given the softness in the market demonstrated by the recent ARCI statistics for new railcar orders.”

Consolidated revenues were $113.5 million in the third quarter of 2016 compared to $241.1 million in the same quarter of 2015. The Company delivered 1,214 railcars in the third quarter of 2016, all of which were new railcars. This compares to 2,846 railcars delivered in the third quarter of 2015, which included 2,076 new and 770 rebuilt railcars.

Consolidated operating loss for the third quarter of 2016 was $0.1 million, compared to operating income of $22.9 million in the third quarter of 2015. Adjusted operating income, which excludes restructuring and impairment charges totaling $1.5 million in the third quarter of 2016 and the $4.6 million gain on sale of the railcar repair and maintenance services business, was $1.5 million in the third quarter of 2016 compared to adjusted operating income of $18.3 million in the third quarter of 2015. Adjusted operating income (loss) is a non-GAAP financial measure. A reconciliation of adjusted operating income (loss) to operating income, the most directly comparable GAAP measure, is provided in the attached supplemental disclosure.

Cash, cash equivalents, marketable securities and restricted cash were $45.8 million as of September 30, 2016, compared to $116.9 million as of December 31, 2015. The decrease reflects the $32.9 million payment made in the first quarter of 2016 related to the retiree medical benefits litigation settlement, an increase in inventory to support current production requirements and the increase in finished railcar inventory. We expect inventory to decline during the fourth quarter based upon current production and customer delivery schedules.

The Company will host a conference call and live webcast on Tuesday, November 1, 2016 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2016 financial results. To participate in the conference call, please dial (800) 230-1093, Confirmation Number 404728.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 404728

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 1, 2016 until 11:59 p.m. (Eastern Standard Time) on December 1, 2016.  To access the replay, please dial (800) 475-6701.  The replay pass code is 404728.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2016	2015
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$24,786	$83,068
Restricted cash and restricted certificates of deposit	5,970	6,896
Marketable securities	14,997	26,951
Accounts receivable, net	30,292	39,708
Inventories, net	144,658	115,354
Other current assets	22,365	8,704
Total current assets	243,068	280,681

Property, plant and equipment, net	48,065	42,596
Railcars available for lease, net	24,193	24,729
Goodwill	21,521	21,521
Deferred income taxes, net	17,205	34,722
Other long-term assets	1,713	2,655
Total assets	$355,765	$406,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$32,978	$34,304
Accrued payroll and employee benefits	2,693	8,303
Accrued postretirement benefits	405	405
Reserve for workers’ compensation	4,460	4,165
Accrued warranty	8,313	9,239
Customer deposits and deferred revenue	14,595	8,615
Income taxes payable	—	4,180
Other current liabilities	3,225	3,346
Total current liabilities	66,669	72,557
Accrued pension costs	7,560	6,673
Accrued postretirement benefits, less current portion	6,246	72,497
Deferred income state and local incentives, long-term	10,594	12,190
Accrued taxes and other long-term liabilities	7,775	7,876
Total liabilities	98,844	171,793

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	91,687	93,939
Treasury stock, at cost	(14,524)	(17,516)
Accumulated other comprehensive loss	(8,918)	(21,078)
Retained earnings	188,549	179,639
Total stockholders’ equity	256,921	235,111
Total liabilities and stockholders’ equity	$355,765	$406,904

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except for share and per share data)

Revenues	$113,461	$241,114	$388,208	$569,555
Cost of sales	103,972	212,064	354,755	514,146
Gross profit	9,489	29,050	33,453	55,409
Selling, general and administrative expenses	8,010	10,706	27,286	30,473
Gain on sale of railcars available for lease	—	—	—	(1,187)
Gain on sale of railcar repair and maintenance services business and facility	—	(4,578)	—	(4,578)
Gain on settlement of postretirement benefit obligation, net of plaintiffs’ attorneys’ fees	—	—	(14,306)	—
Restructuring and impairment charges	1,531	—	1,531	—
Operating (loss) income	(52)	22,922	18,942	30,701

Interest expense and deferred financing costs	(29)	(56)	(115)	(184)
Other income	13	8	95	91
(Loss) income before income taxes	(68)	22,874	18,922	30,608
Income tax (benefit) provision	(119)	8,047	6,672	10,457
Net income	$51	$14,827	$12,250	$20,151

Net income per common share – basic	$—	$1.20	$0.99	$1.65

Net income per common share – diluted	$—	$1.20	$0.99	$1.64

Weighted average common shares outstanding -
basic	12,267,468	12,241,211	12,260,329	12,153,313

Weighted average common shares outstanding -
Diluted	12,267,468	12,241,426	12,260,329	12,207,432

Dividends declared per common share	$0.09	$0.09	$0.27	$0.27

FreightCar America, Inc.
Condensed Segment Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
Revenues:
Manufacturing	$111,963	$233,294	$382,258	$545,407
Corporate and other (1)	1,498	7,820	5,950	24,148
Consolidated revenues	$113,461	$241,114	$388,208	$569,555

Operating (Loss) Income:
Manufacturing	$6,967	$25,817	$25,179	$44,910
Corporate and other (1)(2)(3)	(7,019)	(2,895)	(6,237)	(14,209)
Consolidated operating (loss) income	$(52)	$22,922	$18,942	$30,701

(1) Results for the three and nine months ended September 30, 2015 included results from the Company’s railcar repair and maintenance services business that was sold on September 30, 2015.
(2) Results for the nine months ended September 30, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.
(3) Results for the three and nine months ended September 30, 2016 included $1,531 of restructuring and impairment charges

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(In thousands)
Cash flows from operating activities
Net income	$12,250	$20,151
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	7,402	7,551
Recognition of deferred income from state and local incentives	(1,596)	(883)
Gain on sale of railcars available for lease	—	(1,187)
Gain on sale of railcar repair and maintenance services business and facility	—	(4,578)
Gain on settlement of postretirement benefit plan obligation	(15,606)	—
Deferred income taxes	17,207	296
Stock-based compensation expense recognized	815	1,686
Other non-cash items	984	1,555
Changes in operating assets and liabilities:
Accounts receivable	9,416	(27,514)
Inventories	(29,022)	(63,488)
Other assets	(8,174)	(1,191)
Accounts and contractual payables	(1,488)	25,180
Accrued payroll and employee benefits	(5,610)	295
Income taxes receivable/payable	(8,610)	8,050
Accrued warranty	(926)	563
Customer deposits and other liabilities	5,913	(29,471)
Payment for settlement of postretirement benefit plan obligation	(31,616)	—
Accrued pension costs and accrued postretirement benefits	(5,982)	1,972
Net cash flows used in operating activities	(54,643)	(61,013)

Cash flows from investing activities
Purchase of restricted certificates of deposit	(2,089)	(2,165)
Maturity of restricted certificates of deposit	3,015	1,284
Purchase of securities held to maturity	—	(17,997)
Proceeds from maturity of securities	12,001	36,004
Proceeds from sale of railcars available for lease	—	7,654
Proceeds from sale of railcar repair and maintenance services business and facility	—	17,589
Purchases of property, plant and equipment	(13,070)	(16,161)
State and local incentives received	—	15,733
Net cash flows provided by investing activities	(143)	41,941

Cash flows from financing activities
Stock option exercise	—	4,885
Employee stock settlement	(75)	(1,051)
Deferred financing costs	(81)	—
Excess tax benefit from stock-based compensation	—	13
Cash dividends paid to stockholders	(3,340)	(3,310)
Net cash flows (used in) provided by financing activities	(3,496)	537

Net decrease in cash and cash equivalents	(58,282)	(18,535)
Cash and cash equivalents at beginning of period	83,068	113,532
Cash and cash equivalents at end of period	$24,786	$94,997

FreightCar America, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

This press release contains non-GAAP measures, which adjust operating income (loss) to exclude the impact of the following items:

  $1.5 million of restructuring and impairment charges related to the Company’s cost reduction plan for the three months ended September 30, 2016; and
  $4.6 million gain on sale of the railcar repair and maintenance services business and facility for the three months ended September 30, 2015

The Company believes that adjusted operating income information is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the items described above, which are unusual in nature. Adjusted operating income is not a financial measure presented in accordance with GAAP.

In addition, the presentation of this non-GAAP measure is intended to enhance the usefulness of the financial information by providing measures that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating income in isolation or as a substitute for operating income (loss) in accordance with GAAP. Our calculation of such non-GAAP measures is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating income (loss), the most directly comparable GAAP measure, follows:

	Three Months Ended September 30,
	2016	2015
	(In thousands)

Operating income (loss), as reported	$(52)	$22,922
Gain on sale of railcar repair and maintenance services business and facility	-	(4,578)
Restructuring and impairment charges	1,531	-
Adjusted operating income	$1,479	$18,344

MEDIA CONTACT Matthew S. Kohnke
TELEPHONE (800) 458-2235